EXHIBIT 99.1

VIASYSTEMS


NEWS COPY                                            INFORMATION CONTACT:
                                                     John S. Hastings
FOR IMMEDIATE RELEASE                                (314) 719-1831


 VIASYSTEMS GROUP, INC. OBTAINS OVERWHELMING SUPPORT FOR PLAN OF REORGANIZATION


ST. LOUIS, OCTOBER 2, 2002 - Viasystems Group, Inc. today announced that it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in order to achieve final approval for the company's recapitalization. The prepackaged filing was made in the U.S. Bankruptcy Court for the Southern District of New York. Terms of the recapitalization were disclosed in the company's disclosure statement filed with the Securities and Exchange Commission on September 3, 2002.

The recapitalization will involve the exchange of approximately $740 million of Viasystems' debt into common and preferred stock. Upon completion of the restructuring, Viasystems' debt, net of cash, will decline from approximately $1.1 billion to approximately $380 million and interest will be reduced by approximately $70 million annually.

Viasystems has received sufficient votes in favor of the restructuring plan to meet the requirements of the Bankruptcy Code for confirmation of the plan. Votes to accept the restructuring plan were tendered by holders of approximately 87% of Viasystems senior secured debt, holders of 100% of Viasystems' 14% Senior Notes and holders of approximately 77% of Viasystems' 9.75% Senior Subordinated Notes.

Viasystems will continue business as usual through its operating subsidiaries, which will not be party to the reorganization proceeding. Consequently, it is anticipated that customers, employees and suppliers will not be affected by the restructuring.

           "With this filing, Viasystems is well on its way to recapitalizing its balance sheet," said CEO David M. Sindelar. "Customers have long recognized the value of our global footprint and low-cost, vertically integrated business model. With a balance sheet that is more reflective of today's business environment, Viasystems will be in a better position to help our customers gain a competitive advantage."

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Under the terms of the restructuring, Viasystems' senior secured bank debt will be reduced to approximately $450 million ($370 million net of estimated cash) through repayments from $77.4 million in proceeds from sales of senior convertible preferred stock and common stock representing in the aggregate up to 23.5% of the company's fully diluted common stock (excluding a management incentive plan and warrants issued pursuant to the plan). Viasystems' 14% Senior Notes will be exchanged for junior preferred stock with a liquidation preference of $120.1 million and 6.3% of the company's common stock, determined on a fully diluted basis (excluding a management incentive plan and warrants issued pursuant to the plan). Viasystems' 9.75% Senior Subordinated Notes will be exchanged for up to 70.2% of the company's common stock, determined on a fully diluted basis (excluding a management incentive plan and warrants issued pursuant to the plan). Subject to approval of the plan by the general unsecured creditors of Viasystems Group, Inc., such creditors will receive in exchange for their claims warrants to purchase 0.6% of the company's common stock, determined on a fully diluted basis, and the holders of Viasystems' existing Series B Preferred Stock will receive warrants to purchase 5.4% of the company's common stock, determined on a fully diluted basis (in each case excluding a management incentive plan). The exercise price of the warrants will be based on a $1.15 billion total enterprise value. Viasystems' existing common stock, options and warrants will be cancelled and will not receive any distribution in the restructuring.

Viasystems has secured commitments from its senior lenders for $37.5 million of working capital financing that will be available during the reorganization proceeding. Upon completion of the recapitalization, Viasystems will have a cash balance of approximately $80 million and a new revolving credit facility of up to $62 million.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the federal securities laws, and these statements are based upon Viasystems' current expectations and assumptions, which are inherently subject to various risks and uncertainties that could cause actual results to differ from those anticipated, projected, or implied. Certain factors that could cause actual results to differ include any unanticipated difficulties in consummating the plan of restructuring, fluctuations in operating results and customer orders, a competitive environment, reliance on large customers, risks associated with international operations, ability to protect patents and trade secrets, environmental laws and regulations, relationship with unionized employees, risks associated with acquisitions, substantial indebtedness, control by large stockholders and other factors described in Viasystems' filings with the Securities and Exchange Commission.

ABOUT VIASYSTEMS

Viasystems Group, Inc. is a leading global EMS provider with more than 18,000 employees in eight countries, supplying customers in the telecommunications, networking, automotive and consumer electronics industries.